SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                       2
                                    -------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          Kendall Square Research Corp.
                                (Name of Issuer)

                          Common Stock $0.01 Par Value
                         (Title of Class of Securities)

                                   488789 10 8
                                 (CUSIP Number)



















                        (Continued on following page(s))

                                Page 1 of 5 Pages

------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Troster Singer Division of Spear, Leeds & Kellogg
         13-5515160
------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  |_|
                                                               (b)  |_|
------------------------------------------------------------------------
  3.     SEC USE ONLY
-----------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
-----------------------------------------------------------------------
                           5.    SOLE VOTING POWER
  NUMBER OF                      1,302,885
   SHARES
---------------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
  OWNED BY
    EACH
---------------------------------------------------------
 REPORTING                 7.    SOLE DISPOSITIVE POWER
  PERSON                         1,302,885
   WITH
---------------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,302,885
------------------------------------------------------------------------
 10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                             |_|
------------------------------------------------------------------------
 11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         9.0%
------------------------------------------------------------------------
 12.     TYPE OF REPORTING PERSON
         BD
------------------------------------------------------------------------

Item 1.

     Item 1(a):    Name of Issuer:
                       Kendall Square Research Corp.

     Item 1(b):    Address of Issuer's Principal Executive Offices:
                       170 Tracer Lane
                       Waltham, MA 02154-1379

Item 2.

     Item 2(a):    Name of Person Filing:
                       Troster Singer-Division of Spear, Leeds & Kellogg

     Item 2(b):    Address of Principal Business Office or, if None, Residence:
                       10 Exchange Place
                       Jersey City, NJ 07302

     Item 2(c):    Citizenship:
                       Limited Partnership organized under the laws of the State of New York

     Item 2(d):    Title of Class of Securities:
                       Common Stock $0.01 Par Value

     Item 2(e):    CUSIP Number:
                       488789 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) |_|  Broker or dealer registered under Section 15 of the Act,


Item 4.  Ownership:

         (a)  Amount Beneficially Owned:
              1,302,885

         (b)  Percent of Class:
              9%

         (c)  Number of shares as to which such person has:

              (i)  Sole power to vote or to direct the vote:
                   1,302,885

             (ii)  Shared power to vote or direct the vote:
                   0

            (iii)  Sole power to dispose or direct the disposition of:
                   1,302,885

             (iv)  Shared power to dispose or to direct the disposition of:
                   0

Item 5.  Ownership of Five Percent or Less of a Class.
         Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
         Not applicable.

Item 8.  Identification and Classification of Members of the Group.
         Not applicable.

Item 9.  Notice of Dissolution of Group:
         Not applicable.

Item 10. Certification.
         By signing below, I certify, that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 11, 1997
                                                 -------------------------------
                                                 Date


                                                 TROSTER SINGER-DIVISION OF
                                                 SPEAR, LEEDS & KELLOGG


                                                 /s/ Carl H. Hewitt
                                                 -------------------------------
                                                 Signature


                                                 Carl H. Hewitt, General Counsel
                                                 -------------------------------
                                                 Name/Title